Exhibit 23

Independent Auditors’ Consent

The Board of Directors

CPB Inc.:

We consent to the incorporation by reference in the registration statements No. 33-11462 and No. 333–35999 on Form S-8 of CPB Inc. of our report dated January 17, 2003, with respect to the consolidated balance sheets of CPB Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of CPB Inc.

/s/ KPMG LLP

Honolulu, Hawaii

March 11, 2003